AMENDMENT NO. 1 TO THE
                                   AMENDED AND RESTATED ADMINISTRATION AGREEMENT


     .........This  Amendment  No. 1 dated as of February 15,  1997,  is entered into by TWEEDY, BROWNE FUND INC. (the "Company") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("FDISG").

     .........WHEREAS, the Company and The Boston Company Advisors, Inc. entered into an Amended and Restated Administration Agreement dated as of December 8, 1993 which agreement was assigned to FDISG on April 24, 1994 (the "Administration Agreement");

     .........WHEREAS,  the Company  and FDISG wish to amend the  Administration
Agreement to amend certain provisions of the Administration Agreement;

     .........NOW,  THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

     .........I.  Section 6,  "Termination  of Agreement" is hereby  deleted and replaced in its entirety as follows:

 .........Section 6         Term and Termination.
                           --------------------

                  (a) This Agreement shall be effective on the date first written above and shall continue for a period of three (3) years (the "Initial Term").

                  (b) Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year ("Renewal Terms") each, unless the Company or FDISG provides written notice to the other of its intent not to renew. Such notice must be received at least sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term. Not less than 150 days prior to the expiration of the Initial Term or the then current Renewal Term, if either party wishes to modify the fees listed in the schedules to this Agreement with respect to the upcoming Renewal Term, the parties will promptly enter into good faith discussions with regard thereto.

                  (c) In the event a termination notice is given by the Company, all expenses associated with movement of records and materials and conversion thereof to a successor administrator will be borne by the Company.

                  (d) If the Board of Directors of the Company determines in good faith in the exercise of its fiduciary duties that FDISG has breached its obligations hereunder in a material manner or has failed to maintain service quality at levels at least as high as during the Fall of 1996, the Company will notify FDISG of that determination and provide FDISG with an opportunity to cure such breach or service deficiency during the sixty (60) days following the receipt of such notice. If FDISG is unable, in the good faith judgment of the Company's Board of Directors, to cure such breach or bring such service quality up to the levels at least as high as the Fall of 1996, the Company may terminate this Agreement by giving FDISG not less than sixty (60) days prior written notice. FDISG will have parallel termination rights with respect to breach of this Agreement by the Company. Termination of this Agreement in accordance with the foregoing process shall not constitute a waiver of any other rights the terminating party may have with respect to the services performed or failed to be performed prior to such termination under this Agreement or otherwise or rights of FDISG to payment of its fees and out-of pocket expenses.

                  (e) In the event that (i) the Company provides notice of termination as a result of service quality issues in accordance with Section (d) above and determines that FDISG is unable to bring such quality levels up to the standards set forth in Section (d) above; and
         (ii) FDISG in good faith disputes the determination made by the Board of Directors with respect thereto, the parties shall agree to submit the issues in dispute to a mutually agreed upon independent third party arbiter for determination. If the arbiter determines that there are material quality issues with respect to the performance of services by FDISG and FDISG has failed to cure such issues, the Company may terminate this Agreement upon sixty (60) days written notice as set forth in section (d) above. If the arbiter determines that there are no material quality issues with respect to the performance of services by FDISG or that there were material quality issues with respect to the performance of services by FDISG, but FDISG has cured such issues, the Company may terminate this Agreement upon sixty (60) days written notice as set forth in section (d) above, provided however, the Company shall, prior to the effective date of such termination, provide FDISG with a rebate of the unamortized amount of the Fee Waiver granted by FDISG in Section III. C. below which amount shall be amortized over a period not greater than the Initial Term.

         (f) This Agreement shall terminate upon the termination of the Transfer Agency and Services Agreement in effect between the Company and FDISG.

         II.      Paragraph (l) of Section 3 is hereby deleted in its entirety.

     III. The Fee Schedule referred to in Section 4 of the Administration Agreement is hereby deleted in full and replaced with the following:

         A.       Annual Fees for Fund Accounting Services

                   Net Assets Per Fund                 Annual Fee Per Fund
                   First $100 million                  3 BP
                   Thereafter                          1 BP

                   Minimum    Monthly   Charges   for  $3,000
                   Domestic

                   Minimum Monthly Charges for Global  $4,000

         B.       Annual Fees for Administration Services

                   Average  Total  Aggregate  Assets   Total Aggregate Fee
                   for All Funds
                   First $500 million                  6 BP
                   Next $500 million                   4 BP
                   Thereafter                          2 BP

                   Company Minimum                     $40,000

         C.       Fee Waiver

                  FDISG agrees to waive its fund accounting and fund administration fees for the first three months following the effective date of this fee schedule. All other waivers previously agreed to by the parties to this Agreement are hereby terminated as of the effective date of this Amendment No. 1.

         D.       Special Services

                  Fees for activities of a non-recurring nature such as fund consolidations or reorganizations, registration of new funds or series and the preparation of special reports will be subject to negotiation. Fees for other special items will be negotiated separately.

         E.       Multiple Classes of Shares

                  An additional $5,000 annual fee will be applied for each class of shares, excluding the initial class of shares, if more than one class of shares is operational in a Fund.

         F.       Blue Sky Administration Services

                  A fee of $2,500 per annum for each class of shares, excluding the initial class of shares, if more than one class of shares is operational in a Fund.


     IV. The Schedule A referred to in Section 4 of the Administration Agreement is hereby deleted in full and replaced with the following:

                                              Out-of-Pocket Expenses

                  A  billing  for  the  recovery  of  applicable   out-of-pocket
         expenses will be made as of the end of each month. Out-of-pocket expenses include, but are not limited to the following:

         -        Courier services
         -        Pricing services used by the Company
         - Vendor set-up charges for Blue Sky services for new Funds only - Customized programming requests at $100 per hour - Printing for shareholder reports and SEC filings - External legal fees, audit fees and other professional fees - Postage, telephone, telecommunications, fax, and photocopying - Supplies and Forms related to Fund records - Travel and lodging for Board, Shareholder and Operations meetings - Advertised Yields and Total Returns $300 per Fund, per month - Independent Auditor's Report (as requested by the Company) - Such other expenses as are agreed to by FDISG and the Company

     V. Paragraph (b) of Section 8 "Miscellaneous" is hereby deleted in its entirety and the following substituted in its place:

                  (b) This Agreement, its benefits and obligations shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that FDISG may upon sixty
         (60) days notice to the Fund, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. FDISG may, in its sole discretion, engage subcontractors to perform any of the obligations contained in this Agreement to be performed by FDISG. If FDISG shall assign or otherwise transfer this Agreement to an unaffiliated third party, the Company shall have the right to terminate this Agreement upon sixty (60) days written notice to FDISG without the payment of any unamortized Fee Waivers referred to in Section 6 of this Agreement.


     VI. Except to the extent amended hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date and year first written above.

                                                TWEEDY, BROWNE FUND INC.



                                                By: __________________________


                                               FIRST DATA INVESTOR SERVICES
                                               GROUP, INC.



                                                By: __________________________